Exhibit 99.2

Consent of Raymond James & Associates, Inc.

September 5, 2019

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Carolina Trust BancShares, Inc. as Annex B to, and the description and summarization of the opinion letter in, the proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 of Carolina Financial Corporation, as filed with the Securities and Exchange Commission, and the references to our firm and such opinion letter in such proxy statement/prospectus.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the terms “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Raymond James & Associates, Inc.

RAYMOND JAMES & ASSOCIATES, INC.

4000 WestChase Boulevard, Suite 500 // Raleigh, NC 27607

T 909.755.2600 // F 919.424.0110 // rjfinancialbanking.com

Raymond James & Associates, Inc., member New York Stock Exchange/SIPC